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                                                                    Exhibit 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission and Form AC - Application for Conversion filed with the Office of Thrift Supervision on January 18, 2001 of our report dated December 5, 2000 on the financial statements of Chesterfield Federal Savings and Loan Association of Chicago for the year ended June 30, 2000. We also consent to the references to us under the headings "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of Chesterfield Federal - Tax Effects," "Income Tax Consequences," "Legal and Tax Matters," and "Experts" in this Registration Statement on Form S-1 and in the Form AC.


                                    /s/ Crowe, Chizek and Company LLP

                                    Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 12, 2001